Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of American Electric Power Company, Inc. of our report dated February 23, 2023, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in presentation of assets as held and used discussed in Note 7, as to which the date is May 26, 2023, relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in American Electric Power Company, Inc.'s Current Report on Form 8-K dated May 26, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopoers LLP
Columbus, Ohio
November 15, 2023